UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2003

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 South Edmonds, Suite 108, Lewisville, TX	75067
(Address of principal executive offices)	Zip Code

(972) 219-3330
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Exhibit Index Begins on Sequentially Numbered Page 4

Item 5.    Other Events.

DALLAS, January 29, 2003 — In December 2001, Uranium Resources, Inc. (the “Company”) filed an action in the 229th Judicial District Court in Duval County, Texas against certain landowners, seeking a declaration that the Company’s leases for the Vasquez property in South Texas were valid and in effect, based upon, among other things, the Company’s timely payment of shut-in royalties pursuant to the terms of the leases. In February 2002, Everest Exploration, Inc. (“Everest”) intervened in the lawsuit seeking a declaration that the leases were not valid and in effect.

On November 26, 2002, the Company filed a Motion for Partial Summary Judgment, requesting the Court to declare that the leases were valid and in effect as a result of the Company’s timely tender of shut-in royalty payments. On December 16, 2002, Everest filed a motion for partial summary judgment requesting the Court to declare that the leases had terminated in February 2000.

On January 28, 2003, the Court entered an Order that granted the Company’s Motion and denied Everest’s Motion. The court held that the leases have been properly extended and are valid and in effect and that the leases can continue to be extended by the payment of shut-in royalties. The Order also awarded the Company its attorney’s fees and costs against the landowners and Everest.

The Order is not yet a final judgment and likely will not become final until the Court determines the amount of attorney’s fees and until certain remaining claims by the Company are resolved. Until it is final, the Order is subject to challenge by the landowners and Everest in the trial court. After the Order and award of attorney’s fees becomes final, the trial court’s determination can be challenged by the landowners or Everest in the Texas Court of Appeals.

Item 7.    Financial Statements and Exhibits

(c)    Exhibits.

99.1 -    Press Release issued January 29, 2003, by the Registrant.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date: January 29, 2002	/s/ Paul K. Willmott
Paul K. Willmott President, Chief Executive Officer and Chairman of the Board of Directors

3

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Page

99.1	Press Release issued January 29, 2003, by the Registrant.	E-1

4